Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280414

PROSPECTUS SUPPLEMENT NO. 5

(To Prospectus dated August 5, 2024)

Tevogen Bio Holdings Inc.

This prospectus supplement updates and supplements the prospectus, dated August 5, 2024 (as supplemented to date, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-280414). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2025 (the “Form 8-K”), other than the information furnished under Item 7.01 thereof and any exhibit relating to such item. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock, par value $0.0001 per share (“Common Stock”), and public warrants to purchase Common Stock (“Warrants”) are listed on The Nasdaq Stock Market LLC under the symbols “TVGN” and “TVGNW,” respectively. On January 27, 2025, the closing price of our Common Stock was $1.68 and the closing price for our Warrants was $0.0899.

We are an “emerging growth company” and “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Accordingly, the information in the Prospectus and this prospectus supplement may not be comparable to information provided by companies that are not emerging growth companies or smaller reporting companies.

Our business and investment in our Common Stock and Warrants involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 28, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2025

Tevogen Bio Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41002	98-1597194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Independence Boulevard, Suite #410
Warren, New Jersey	07059
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 838-6436

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TVGN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock for $11.50 per share	TVGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On January 28, 2025, Tevogen Bio Holdings Inc. (the “Company”) issued a press release announcing that it had received the grant described in Item 8.01 below. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On January 28, 2025, the Company announced that it had received a grant of $2,000,000 from KRHP LLC, a New Jersey limited liability company, to further the Company’s development of off-the-shelf, genetically unmodified precision T cell therapeutics to treat infectious diseases and cancers. KRHP is affiliated with the spouse of Dr. Manmohan Patel, an existing investor in the Company and beneficial owner of more than 5% of the Company’s common stock, par value $0.0001 per share.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
99.1	Press Release, dated January 28, 2025
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tevogen Bio Holdings Inc.

Date: January 28, 2025	By:	/s/ Ryan Saadi
	Name:	Ryan Saadi
	Title:	Chief Executive Officer

3

Exhibit 99.1

Tevogen Bio Enters Agreement to Receive Up To $10 Million of Non-Dilutive Grant Funding

●	The grant funding will further Tevogen Bio’s mission to develop therapies for treatment of cancers and viral infections.
●	Tevogen Bio may also utilize the grant funding to further expand its artificial intelligence effort.
●	This grant is in addition to the previously announced $36 million loan agreement from 2Q24.

January 28, 2025

Warren, N.J., Tevogen Bio (“Tevogen Bio Holdings Inc.” or “Company”) (Nasdaq: TVGN), a clinical-stage specialty immunotherapy biotech, announced it may receive up to $10 million of non-dilutive grant funding. Tevogen Bio signed a grant agreement with KRHP LLC, receiving an initial contribution of $2 million. An additional $8 million may be contributed at a future date, contingent on KRHP LLC’s review of the Company’s activities. The grant is intended to further Tevogen Bio’s mission to develop T cell therapeutics addressing the significant unmet needs of large patient populations for treatment of cancers and viral infections. KRHP LLC is affiliated with an existing Tevogen investor.

The receipt of the grant was not dilutive to existing Tevogen Bio shareholders and comes at a time when the Company is acutely focused on furthering its mission through expansion of its artificial intelligence efforts, Tevogen.AI. Tevogen Bio remains committed to efficient operations and anticipates utilizing the grant in a judicious manner.

“Tevogen Bio is grateful to receive grant funding from KRHP LLC and plans to deploy the funds in part to further expand efforts in AI. We are working with Microsoft (Nasdaq: MSFT) and our team hosted two panels during the JPMorgan Healthcare Conference earlier this month, including one titled AI in Biopharma: Next Frontier of Medical Innovation. At that panel, Dr. David Rhew, Global Chief Medical Officer of Microsoft and Mittul Mehta, Head of Tevogen.AI discussed the possibility of AI-driven technologies revolutionizing drug discovery, accelerating development timelines, enhancing patient accessibility, fostering quicker innovation, and significantly reducing operating costs,” said Dr. Ryan Saadi, Chairman and CEO of Tevogen Bio.

About Tevogen Bio

Tevogen Bio is a clinical-stage specialty immunotherapy company harnessing one of nature’s most powerful immunological weapons, CD8+ cytotoxic T lymphocytes, to develop off-the-shelf, genetically unmodified precision T cell therapies for the treatment of infectious diseases, cancers, and neurological disorders, aiming to address the significant unmet needs of large patient populations. Tevogen Bio Leadership believes that sustainability and commercial success in the current era of healthcare rely on ensuring patient accessibility through advanced science and innovative business models. Tevogen Bio has reported positive safety data from its proof-of-concept clinical trial, and its key intellectual property assets are wholly owned by the company, not subject to any third-party licensing agreements.

 Tevogen Bio is driven by a team of highly experienced industry leaders and distinguished scientists with drug development and global product launch experience. Tevogen Bio’s leadership believes that accessible personalized therapeutics are the next frontier of medicine, and that disruptive business models are required to sustain medical innovation.

Forward Looking Statements

This press release contains certain forward-looking statements, including without limitation statements relating to: expectations regarding the healthcare and biopharmaceutical industries; Tevogen’s development of, the potential benefits of, and patient access to its product candidates for the treatment of infectious diseases and cancer; Tevogen’s plans to expand its efforts in artificial intelligence; Tevogen’s ability to develop additional product candidates; Tevogen’s use of funds from the grant; and the potential receipt of additional future grants. Forward-looking statements can sometimes be identified by words such as “may,” “could,” “would,” “expect,” “anticipate,” “possible,” “potential,” “goal,” “opportunity,” “project,” “believe,” “future,” and similar words and expressions or their opposites. These statements are based on management’s expectations, assumptions, estimates, projections and beliefs as of the date of this press release and are subject to a number of factors that involve known and unknown risks, delays, uncertainties and other factors not under the company’s control that may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations expressed or implied by these forward-looking statements.

Factors that could cause actual results, performance, or achievements to differ from those expressed or implied by forward-looking statements include, but are not limited to: that Tevogen will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; the effect of the recent business combination with Semper Paratus Acquisition Corporation (the “Business Combination”) on Tevogen’s business relationships, operating results, and business generally; the outcome of any legal proceedings that may be instituted against Tevogen; changes in the markets in which Tevogen competes, including with respect to its competitive landscape, technology evolution, or regulatory changes; changes in domestic and global general economic conditions; the risk that Tevogen may not be able to execute its growth strategies or may experience difficulties in managing its growth and expanding operations; the risk that Tevogen may not be able to develop and maintain effective internal controls; costs related to the Business Combination and the failure to realize anticipated benefits of the Business Combination; the failure to achieve Tevogen’s commercialization and development plans and identify and realize additional opportunities, which may be affected by, among other things, competition, the ability of Tevogen to grow and manage growth economically and hire and retain key employees; the risk that Tevogen may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services; the ability to develop, license or acquire new therapeutics; that Tevogen will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; the risk of regulatory lawsuits or proceedings relating to Tevogen’s business; uncertainties inherent in the execution, cost, and completion of preclinical studies and clinical trials; risks related to regulatory review, approval and commercial development; risks associated with intellectual property protection; Tevogen’s limited operating history; and those factors discussed or incorporated by reference in Tevogen’s Annual Report on Form 10-K and subsequent filings with the SEC.

You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Tevogen undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Contacts

Tevogen Bio Communications

T: 1 877 TEVOGEN, Ext 701

Communications@Tevogen.com